Western Iowa Energy, LLC 1220 S. Center Street • P.O. Box 399 • Wall Lake, Iowa 51466 712-664-2173 • 866-664-2173 • fax 712-664-2183 www.westerniowaenergy.com

February 23, 2007
To all unit holders of Western Iowa Energy, LLC:
The 30-million-gallon-per-year facility owned and operated by Western Iowa Energy, LLC in Wall Lake, IA, began operations in June of 2006 and has been producing and shipping biodiesel since that time. At the Board of Director’s meeting held on Monday, February 19, 2007, a personal distribution to each of the 744 unit holders in the amount of $80.21 per unit was declared. The total distribution is $2,121,313.87. The distribution will be paid no later than Thursday, March 1, 2007. All unit holders on record at the end of business on February 19, 2007, which represent 26,447 outstanding units, will receive the distribution. The distribution represents 33.5% of the net income earned during 2006 for WIE. Bill Horan, chairman of the Board of Directors, said, “These outstanding financial results are a credit to our management and workforce. It is a pleasure to work with such dedicated individuals.”
Sincerely,
Larry H. Breeding
General Manager